EXHIBIT 10.2

CONFIDENTIAL TREATMENT REQUESTED AS TO CERTAIN INFORMATION CONTAINED IN THIS EXHIBIT 10.2 AND FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION.

RESEARCH AND DEVELOPMENT AGREEMENT
among

ITI SCOTLAND LIMITED

and

INVERNESS MEDICAL INNOVATIONS, INC.

and

STIRLING MEDICAL INNOVATIONS LIMITED

and

INVERNESS MEDICAL SWITZERLAND, GMBH

25 February 2005

CONTENTS

Clause

1.	Definitions and Interpretation

2.	Conditions Precedent

3.	IMI’s and Stirling’s Obligations and SwissCo’s Consent

4.	The Research and Development Project

5.	Stirling’s Knowledge Management, Access and Reporting Obligations

6.	Financial Provisions

7.	Royalty Adjustment

8.	Intellectual Property

9.	Termination

10.	Changes to the Research and Development Project

11.	Dispute Resolution

12.	Confidentiality

13.	Warranties and Indemnities

14.	Variation

15.	Assignation and Sub-Contracting

16.	Waiver

17.	Publicity

18.	Notices

19.	Remedies not Exclusive

20.	Severance

21.	Entire Agreement

22.	Governing Law

SCHEDULE

Part 1 Milestones

Part 2A IMI Financial Contribution

Part 2B Stirling Minimum Expenditure

Part 3 Development Fee

Part 4 Royalty Adjustment Formula

Part 5 Expertise Profile

Part 6 Marketing Agreement Form

Part 7 Parent Company Guarantee

SCHEDULE

Notice

Part 8 Part 8A

Legal Opinion regarding SwissCo

Part 8 Part 8B

Legal Opinion regarding IMI

iii

RESEARCH AND DEVELOPMENT AGREEMENT

among

ITI SCOTLAND LIMITED, incorporated in Scotland under the Companies Acts with registered number SC251900 and having its registered office at 180 St. Vincent Street, Glasgow, G2 5SG (“ITI”); and

INVERNESS  MEDICAL INNOVATIONS, INC. incorporated in the State of Delaware,  United States of America and having its principal place of business at 51 Sawyer Road, Suite 200, Waltham, MA 02453-3448, United States of America (“IMI”); and

STIRLING MEDICAL INNOVATIONS LIMITED, formerly called “Cardiosure Limited”, having changed its name conform to Certificate of Incorporation on Change of Name dated 25 February 2005) incorporated in Scotland under the Companies Acts with registered number SC277069 and having its registered office at 249 West George Street, Glasgow, G2 4RB (hereinafter referred to as “Stirling”) and

INVERNESS MEDICAL SWITZERLAND, GmbH, incorporated in Switzerland (Company Number CH-170.4.003.523-4)) and having its principal place of business at Bundesplatz 1, 6300 Zug (“SwissCo”)

WHEREAS:

A             IMI has significant experience and expertise in developing diagnostic products;

B             ITI wishes to fund a research and development project in the field of microfluidics and the identification and development of Biomarkers and IMI and Stirling have agreed to undertake such research and development; and

C             ITI, IMI, Stirling and SwissCo wish to enter into this Agreement to govern their relationship in this matter.

NOW THEREFORE IT IS HEREBY AGREED as follows:-

1.             Definitions and Interpretation

1.1           In this Agreement, the following words and expressions shall, unless the context otherwise requires, bear the following meanings:

“Agreement”	means this agreement together with the Schedule;

“Authorised Development Fee Expenditure”	means Eligible Expenditure excluding capital expenditure;

“Background Intellectual Assets”

means any and all patents, patent applications and patent rights (i) owned by any Group Company as at the Commencement Date or licensed to any Group Company as at the Commencement Date or (ii) filed by a Group Company within 30 days after the Commencement Date in respect of inventions reduced to practice prior to the Commencement Date; and in each case which that Group Company has the right to license to ITI as at the Commencement Date and which are necessary for (i) research and/or development for the purposes of Commercial Exploitation and/or (ii) for Commercial Exploitation by ITI and its Sub-Licensees;

“Background Intellectual Assets Licence”	means the background intellectual assets licence among ITI and SwissCo dated of even date herewith;

“Biomarkers”	means a bio-molecule, substance or measurable parameter, which can be used to diagnose, monitor or treat a health or disease condition;

“Business Day”	means a day (other than a Saturday or a Sunday) on which branches of the major Scottish clearing banks are open for business in Scotland;

“Certified Statement”	means a statement which has been independently

verified by the firm of chartered accountants which are the relevant Party’s external auditors;

“Change of Control”

means the sale or other transfer of shares (or other voting stock) to a third party (not being a Group Company) directly or indirectly by operation of law or otherwise, which represent a majority of the voting power in a company;

“Code”

means the Scottish Ministers’ Code of Practice on the Discharge of Functions by Public Authorities under the Freedom of Information (Scotland) Act 2002 as the same may be amended, varied or replaced from time to time;

“Commencement Date”	means 1 March 2005;

“Commercial Exploitation”

means the use, licensing and other exploitation of all or any of the Foreground Intellectual Assets for or in the design, manufacture, marketing, sale, supply, distribution or other exploitation of Products which are produced for commercial sale or supply;

“Commercially Sensitive Information”	(i)	all information comprised in the record of work to be maintained pursuant to Clause 4.4;

	(ii)	all information comprised in the reports on expenditure to be provided pursuant to Clause 5.2;

	(iii)	all information comprised in summaries of technical developments to be provided pursuant to Clause 5.1.2;

	(iv)	all information posted by a Group Company on the Project Extranet;

	(v)	all information supplied by a Group Company which is comprised in the minutes of the

Quarterly meetings to be taken pursuant to Clause 5.11;

(vi)

all information, correspondence, reports and other documentation relating to the creation or protection of Foreground Intellectual Assets (other than published patent applications) and the exploitation of the Foreground Intellectual Assets in the IMI Field;

	(vii)	the Know-How, the Manufacturing Know-How and the Market Information;

	(viii)	the statement of work set out in Part 1 of the Schedule; and

	(ix)	the financial terms of this Agreement, except for (a) those disclosed in any jointly agreed press release and (b) the Development Fee;

“Confidential Information”

means any information which has been designated as confidential by any Party in writing or that ought to be considered as confidential (however it is conveyed or on whatever media it is stored) including information which relates to the business, affairs, property, assets, trading practices, goods, services, developments, trade secrets, intellectual property rights, know-how, personnel, customers and suppliers of a Party and, which shall, in respect of the obligations of confidentiality imposed on ITI, include the Commercially Sensitive Information;

“Development Fee”	means the total sum payable by ITI to IMI in consideration for carrying out the Research and Development Project, as set out in Part 3 of the Schedule;

“Division”	means IMI’s cardiology division from time to time;

“Eligible Expenditure”

means all expenditure expended for the purpose of any part of the Research and Development Project, including research and development expenditure, all market research expenditure of any Group Company, all capital expenditure of any Group Company (including payments made to acquire Intellectual Property Rights) and all Stirling capital expenditure and operating costs, in each case as such expenditure relates to the Research and Development Project, but excluding any and all corporate management charges paid to any Group Company, any and all sales and marketing costs (other than market research expenditure relating to the Research and Development Project) and the costs of manufacturing Products for commercial sale;

“Expertise Profile”	means the expertise profile set out in Part 5 of the Schedule;

“Exploitation Agreement”	means the exploitation agreement among ITI, IMI, Stirling and SwissCo dated of even date herewith;

“FOISA”

means the Freedom of Information (Scotland) Act 2002 and any subordinate legislation made under this Act from time to time together with any guidance and/or codes of practice issued by the Scottish Information Commissioner in relation to such legislation;

“Foreground Intellectual Assets”	means any and all Intellectual Property and

Intellectual Property Rights and/or Market Information (but excluding the Know-How and the Manufacturing Know-How) created, or developed during the Period in the course of the Research and Development Project or any part of it, excluding (for the avoidance of doubt) all Background Intellectual Assets and excluding Market Information in the IMI Field of Use;

“GLP”	means good laboratory practices as defined in the U.S Food and Drug Administration guidelines from time to time;

“GMP”	means good manufacturing practices as defined in the U.S. Food and Drug Administration guidelines from time to time;

“Group Company”

means IMI, any parent undertaking of IMI and any subsidiary undertaking of IMI or of such parent undertaking all as defined in section 258 of the Companies Act 1985 (as amended) and includes (for the avoidance of doubt) Stirling and SwissCo;

“IMI Field of Use”	means the field of human healthcare, and for the avoidance of doubt, includes tools that support throughput screening for drug discovery and/or development;

“IMI Financial Contribution”

means the total sum to be contributed by the Group Companies in each Year to the Research and Development Project Expenditure, which contribution is set out in Part 2A of the Schedule, and which sum excludes (for the avoidance of doubt) the Development Fee;

“IMI Income”	has the meaning set out in the Exploitation Agreement;

“Information”	has the meaning given under section 73 of FOISA;

“Instalment”	means the amount of the Development Fee set out in the third column of the table in Part 3 of the Schedule;

“Instalment Date”	means any date identified as such in Part 3 of the Schedule;

“Intellectual Property”

means all ideas, concepts, inventions, discoveries, experience, drawings, documents, designs, models, computer programs and codes, texts, records, operating and testing procedures, instruction manuals, software, bills of materials, tables of operating conditions, specifications, data, databases, formulae, processes and process techniques, diagrams, recipes, reports, prototypes, and other technical information and data of any kind in whatever media recorded;

“Intellectual Property Rights”

means any and all intellectual property or industrial rights of any description anywhere in the world including without limitation to the foregoing generality any patents, registered designs, copyright (including without limitation to the foregoing generality rights in computer software, object and source code), rights in the nature of copyright, database rights, semi-conductor topography rights, unregistered design rights, and any analogous or similar right in any jurisdiction (whether any such rights referred to in this definition are registered, unregistered, registerable or not and any applications or rights to apply for registration of any of them together with any registered rights resulting from any such applications or rights to apply for registration), but excluding rights in and to trade names, trade marks, business names, product names and logos;

“ITI Field of Use”

means any and all fields excluding the IMI Field of Use, and for the avoidance of doubt, the ITI Field of Use shall include:
(a) testing of the environment for human pathogens or allergens but not testing humans or samples from humans; and
(b) testing food and drink for human pathogens or allergens;

“ITI Liaison Officer”	means the person appointed by ITI pursuant to Clause 4.3;

“ITI’s Absence”

means the period from the date on which ITI terminates its involvement in the Research and Development Project pursuant to Clause 10.2.2 to the date on which ITI exercises its option under Clause 10.4, both dates inclusive;

“Know How”

means such knowledge and experience as is necessary for efficient and effective Commercial Exploitation and as is created or developed during the Period in the course of and relating to the Research and Development Project, but excluding Manufacturing Know-How;

“Legal Opinions”

means the opinion from IMI’s external US attorneys in the form set out in Part 8B of the Schedule and the opinion from SwissCo’s external Swiss attorneys in the form set out in Part 8A of the Schedule;

“Manufacturing Know-How”	has the meaning set out in the Exploitation Agreement;

“Marketing Agreement Form”	means the form, separate from this Agreement, which authorises a Party to carry out certain marketing and public relations activities with particular reference to IMI and/or Stirling, an example of which is set out in Part 6 of the Schedule to this Agreement;

“Market Information”

means market surveys, sectoral and territorial Intellectual Property Rights analyses, competitor landscape, product and service trends, market demographics, market analyses, collaborators and collaborations, growth predictions and other market information and data of any kind in whatever media recorded;

“Microfluidics Platform”	means a system able to perform an assay on a sample volume of less than one millilitre;

“Milestone”	means a milestone identified as such in Part 1 of the Schedule;

“Milestone Date”	means any date identified as such in Part 1 of the Schedule;

“Nominated Representative”	means a representative nominated by IMI, Stirling or ITI and intimated to the other Parties to resolve disputes that arise between Stirling and ITI or between IMI and ITI;

“Parent Company Guarantee”	means the guarantee in the form set out in Part 7 of the Schedule;

“Parties”	means IMI, Stirling, SwissCo and ITI and “Party” shall be construed accordingly;

“Payment Request”	means a written request for the payment of an Instalment;

“Period”	means the period of 36 months from the Commencement Date or such other period arising pursuant to Clause 10.5 or by the written agreement of the Parties;

“Products”	has the meaning set out in the Exploitation

Agreement;

“Project Extranet”	means an extranet site on which certain information relating to the Research and Development Project will be posted by the Parties during the Period;

“Project Premises”	means Stirling’s premises in Scotland at which Stirling’s activities in respect of the Research and Development Project shall be undertaken pursuant to Clause 4;

“Quarter”

means a period of three months commencing on a Quarter Day, with the exception of (i) the first Quarter, which shall be the period commencing on the Commencement Date and ending on 30 June 2005, and (ii) the last Quarter, which shall be the period commencing on 1 January 2008 and ending on the day before the third anniversary of the Commencement Date;

“Quarter Day”	means each of 1 January, 1 April, 1 July and 1 October;

“Requests for Information”	shall have the meaning set out in FOISA or any apparent request for information under FOISA, the Environmental Information Regulations or the Code;

“Research and Development Project”

means the research and development work to be undertaken by or on behalf of Group Companies to:

(i) identify and develop a Microfluidics Platform, and

(ii) identify and develop novel Biomarkers or new applications of Biomarkers, which can be used in a Microfluidics Platform or any other platform;

“Research and Development Project	means the Development Fee and the IMI Financial

Expenditure”	Contribution for each Year together;

“Schedule”	means the schedule in 8 Parts annexed to and forming part of this Agreement; and

“Stirling Minimum Expenditure”

means the minimum amount which Stirling must expend on items of Eligible Expenditure in each Year, but expressly excluding amounts expended by Stirling on sub-contracting any part or parts of the Research and Development Project to any Group Company or any other party outside Scotland, which minimum amount is set out in Part 2B of the Schedule;

“Stirling Project Manager”	means an employee of Stirling appointed by Stirling as the project manager pursuant to Clause 4.2;

“Year”

means a period of four Quarters commencing on 1 January, with the exception of (i) the first year which shall be the period commencing on the Commencement Date and ending on 31 December 2005 and (ii) the last year which shall be the period commencing on 1 January 2008 and ending on the day before the third anniversary of the Commencement Date.

1.2           In this Agreement unless the context otherwise requires:-

1.2.1              references to the singular include the plural and vice versa;

1.2.2              reference to Clauses are to clauses of this Agreement;

1.2.3              reference to any statute, statutory instrument or regulation shall be construed as a reference to that statute, statutory instrument or regulation as amended, replaced or re-enacted after the date of this Agreement;

1.2.4              the headings to Clauses are inserted for convenience only and shall not affect the construction or interpretation of this Agreement; and

1.2.5              the words “include” or “including” are to be construed as meaning without limitation.

2.             Conditions Precedent

2.1           No Party shall be bound by any of its undertakings or obligations under this Agreement unless and until both the Exploitation Agreement and the Background Intellectual Assets Licence have been properly executed by all parties thereto.

2.2           No Party shall be bound by any of its undertakings or obligations under this Agreement unless and until a properly executed Parent Company Guarantee has been delivered by IMI to ITI.

2.3           No Party shall be bound by any of its undertakings or obligations unless and until Legal Opinions duly executed by the relevant attorneys have been delivered by IMI to ITI.

3.             IMI’s and Stirling’s Obligations and SwissCo’s Consent

3.1           IMI shall spend, or procure that other Group Companies spend, the IMI Financial Contribution on the Research and Development Project. Where Group Companies together spend more than the IMI Financial Contribution on the Research and Development Project in any Year the amount of the overspend shall be credited against the IMI Financial Contribution for the following Year or Years as reasonably directed by IMI within 3 months after the end of the Year in which such overspend occurred.

3.2           Stirling shall spend, as Eligible Expenditure, the Stirling Minimum Expenditure and such Stirling Minimum Expenditure will be part of the Research and Development Project Expenditure.  Where Stirling spends more than the Stirling Minimum Expenditure on the Research and Development Project in any Year the amount of the overspend shall be credited against the Stirling Minimum Expenditure for the following Year or Years as reasonably directed by Stirling within 3 months after the end of the Year in which such overspend occurred.

3.3           For the Period, Stirling shall procure that Stirling’s sole business is the carrying on and management of the Research and Development Project and Stirling shall not carry out any other work or carry on any other business during the Period.

3.4           Stirling shall:

3.4.1              within 3 months after the Commencement Date, acquire and locate itself in Project Premises; and

3.4.2              not, at any time within 5 years of the payment by ITI to IMI of the first Instalment of the Development Fee, locate its principal research and development or manufacturing facility outside of Scotland.

3.5           SwissCo hereby acknowledges and consents to Stirling undertaking all of its obligations under Clause 8.

4.             The Research and Development Project

4.1           Stirling shall itself or through other Group Companies:

4.1.1              carry out and manage the Research and Development Project in accordance with the terms of this Agreement;

4.1.2              use reasonable endeavours to achieve the Milestones by the Milestone Dates;

4.1.3              promptly notify ITI in writing if any of the Milestones are, in its opinion, likely to be late or not achieved or not achievable;

4.1.4              ensure that the Research and Development Project shall be undertaken by appropriately skilled and qualified employees or contractors and in accordance with GLP and GMP;

4.1.5              provide the facilities, equipment, tools and materials which are necessary to carry out the Research and Development Project;

4.1.6              provide such personnel as may be necessary for the proper performance of the Research and Development Project; and

4.1.7              comply with all relevant statutes and regulatory requirements of any government or other competent authority when carrying out the Research and Development Project.

4.2           Stirling will appoint a Stirling Project Manager who shall co-ordinate Stirling’s contribution to the Research and Development Project and who shall measure the progress of the Milestones against the Milestone Dates.  Stirling will ensure that a Research and Development Project manager is appointed by IMI to oversee and manage the Research and Development Project.

4.3           ITI shall appoint an ITI Liaison Officer in respect of the Research and Development Project.

4.4           Throughout the Research and Development Project Stirling shall maintain a record of work carried out in relation thereto and will manage, maintain and keep up to date all materials and media incorporating Foreground Intellectual Assets and Know-How in its possession, in whatever form it currently exists, all in accordance with GLP and GMP.

5.             Stirling’s Knowledge Management, Access and Reporting Obligations

5.1           Within 12 Business Days of the end of each Quarter, Stirling shall provide ITI with a report which will contain the following:

5.1.1              reports on expenditure in terms of Clauses 5.2;

5.1.2              a summary of technical developments (if any) made and patents filed in respect of Foreground Intellectual Assets and Know-How (if any) created during the relevant Quarter; and

5.1.3              patents granted (if any) on any Foreground Intellectual Assets.

5.2           Stirling shall provide ITI with an expenditure report showing (a) all Eligible Expenditure of the Group Companies (being the spend that counts towards the calculation of the IMI Financial Contribution), (b) all Eligible Expenditure of Stirling, (being the spend that, with the exception of amounts expended  by Stirling on sub-contracting any part or parts of the Research and Development Project to any Group Company or any other party outside Scotland, counts towards the calculation of the Stirling Minimum Expenditure) and (c) the amount of the Development Fee spent on Authorised Development Fee Expenditure, during the relevant Quarter.

5.3           Stirling shall, throughout the Period and for 36 months thereafter, keep and maintain true and accurate records of Stirling’s expenditure in relation to the Research and Development Project in accordance with generally accepted United Kingdom accounting practices.

5.4           Within 2 months after the end of each Year, Stirling shall or shall procure that IMI shall provide ITI with an expenditure report showing (a) the total Eligible Expenditure of the Group Companies, (b) the total Eligible Expenditure of Stirling, and (c) the amount of the Development Fee spent on Authorised Development Fee Expenditure in each case during the relevant Year.  In addition to providing the expenditure report, as part of an annual audit process Stirling or IMI, as the case may be, will provide ITI with a Certified Statement confirming that the expenditure shown on the expenditure report for that Year has been properly accounted for and that expenditure made using the Research and Development Project Expenditure constitutes Eligible Expenditure (and in the case of the Development Fee, Authorised Development Fee Expenditure) in terms of this Agreement.

5.5           Throughout the Period, Stirling shall permit the ITI Liaison Officer, upon reasonable notice, reasonable controlled access during normal office hours to the Project Premises and to all other premises of Group Companies where the Research and Development Project is being carried out, for the purpose of gaining sufficient technical knowledge and insight to facilitate Commercial Exploitation within the ITI Field of Use, provided that ITI agrees to be bound, and to procure that the ITI Liaison Officer is bound, by all regulations or requirements, so far as made known to them in writing by a Group Company, applicable to such premises.

5.6           Stirling shall give the ITI Liaison Officer reasonable access, under supervision, to the records, materials and media referred to in Clause 4.4, and make them available for inspection and review by the ITI Liaison Officer (or their authorised representative) on reasonable notice.  Stirling shall use reasonable endeavours to ensure that electronic copies of all such records shall also be lodged within the Project Extranet.

5.7           Without prejudice to Clauses 5.5, 5.6 and 5.10, throughout the Period, ITI shall be entitled to contact Stirling with queries it has relating to the Research and Development Project and Stirling shall ensure that Group Companies reply to such queries provided that (a) the aggregate time spent by Stirling and the other Group Companies in responding to such queries does not exceed 6 hours per month, and (b) all ITI queries are directed to the Stirling Project Manager, who shall, at his reasonable discretion, determine to whom within Stirling or any other Group Company ITI’s query should be referred. The workings of the arrangements set out in this Clause 5.7 shall be reviewed by the Parties in good faith at the Quarterly meetings referred to in Clause 5.10 but neither ITI nor Stirling will be obliged to agree any amendments or variations to such arrangements.

5.8           At all times during the Period and for 5 years thereafter, Stirling will host the Project Extranet for delivery of information concerning the Research and Development Project.

5.9           Stirling shall give ITI access to the Project Extranet and will ensure that ITI is able both to utilise and to contribute to the Project Extranet at all times (subject to reasonable downtimes). For the avoidance of doubt, it will be ITI’s responsibility to ensure that it has appropriate communication and computer facilities necessary to access the Project Extranet as advised in writing by Stirling.

5.10         The Stirling Project Manager and the ITI Liaison Officer shall meet within 25 Business Days after the end of each Quarter throughout the Period, unless otherwise agreed in writing by ITI,

and within 3 months after the end of the Period to review progress on the Research and Development Project generally and to discuss and review:-

5.10.1            financial information relating to the Research and Development Project;

5.10.2            technical developments made and Foreground Intellectual Assets created (if any) during the relevant Quarter; and

5.10.3            draft patent applications (if any) in respect of the Foreground Intellectual Assets and any amendments requested to these by ITI.

5.11         At the Quarterly meetings referred to in Clause 5.10 or as necessary if the filing of a patent application (a) is or becomes urgent, or (b) occurs after the last Quarter, the Stirling Project Manager shall consult with the ITI Liaison Officer in relation to any proposed patent application in respect of the Foreground Intellectual Assets, reasonably in advance of any Group Company filing such patent application (or in such circumstances as (a) above, as soon as practicable in the circumstances) so as to afford ITI an opportunity to consult with Stirling in good faith on the preparation, drafting and application for, and geographical scope of, such patent and the inclusion of any claims relevant to the ITI Field of Use and Stirling shall give due consideration to any and all views of and requests from ITI in connection with same.  ITI shall respond promptly to any request for consultation and shall not unreasonably delay the filing of any patent application.  In addition to discussions at the Quarterly meetings referred to in Clause 5.10, in relation to any particular Foreground Intellectual Asset IMI shall use reasonable endeavours to accommodate any written request by ITI that IMI should seek patent protection of that Foreground Intellectual Asset in the ITI Field of Use (or any part of it, as identified in ITI’s written request).

5.12         Stirling shall ensure that appropriate Stirling personnel shall attend the meetings required under Clause 5.10 to enable Stirling to report to ITI and to provide ITI with sufficient information as ITI may reasonably require.  ITI shall ensure that appropriate ITI personnel attend such meetings.

5.13         Stirling shall take minutes in respect of each meeting held pursuant to Clause 5.10 and within 5 Business Days following the date of each meeting, Stirling shall deliver the minutes of the relevant meeting electronically to the ITI Liaison Officer.  The ITI Liaison Officer shall either approve the minutes in writing or suggest reasonable amendments to the minutes.  Where the ITI Liaison Officer notifies Stirling of amendments, Stirling shall have a further 5 Business Days from the date of receiving such notification in which to make appropriate amendments and re-deliver the minutes to the ITI Liaison Officer for written approval.  If the minutes have not been approved by the date of the next following meeting, they shall be presented at that meeting for approval and if they are not approved at that meeting the differences shall be noted.

5.14         Stirling will ensure that each of the key scientist and project leaders employed or engaged by Stirling to conduct the Research and Development Project completes an Expertise Profile as soon as reasonably practicable following their employment or engagement.

6.             Financial Provisions

6.1           In consideration for Stirling carrying out and managing the Research and Development Project, ITI shall pay to Stirling the Development Fee in twelve (12) Instalments, in accordance with the provisions of this Clause 6.

6.2           Stirling shall submit a Payment Request to ITI at least 15 days prior to each Instalment Date, with the exception of the first Instalment Date where the Payment Request shall be submitted by Stirling to ITI on the Commencement Date.

6.3           Following receipt of a Payment Request pursuant to Clause 6.2, ITI shall then pay the relevant Instalment to Stirling on the relevant Instalment Date or, where the relevant Instalment Date is not a Business Day, on the next Business Day following that Instalment Date.

6.4           In conjunction with the Expenditure Report delivered under Clause 5.2, Stirling shall render a Value Added Tax (“VAT”) invoice to ITI in respect of the amount of the previous Instalment spent on Authorised Development Fee Expenditure as identified in the Expenditure Report. Such VAT invoice shall be dated the last day of the previous Quarter to which that previous Instalment relates and shall cover the whole of the period of that Quarter, with the exception that in respect of the last Instalment, Stirling shall render a VAT invoice to ITI which will cover the whole of the period from 1 October 2007 to the date immediately before the third anniversary of the Commencement Date and which shall be delivered to ITI within 12 Business Days after the end of such period.

6.5           All payments due under this Clause 6 shall be paid by ITI into a Stirling bank account notified in writing to ITI.

6.6           The Development Fee shall be exclusive of VAT which shall be payable in addition by ITI on receipt of the appropriate VAT invoice in accordance with the provisions of Clause 6.4.  The

Development Fee shall be used only for Authorised Development Fee Expenditure and for no other purpose whatsoever. The Development Fee shall be earned to the extent of incurred Authorised Development Fee Expenditure.  If (i) on termination of this Agreement pursuant to Clause 9, or (ii) on termination of ITI’s involvement in the Research and Development Project pursuant to Clause 10, or (iii) on a date which is three months after the end of the Period, any part of the Development Fee which has been paid by ITI to Stirling prior to that date has not been spent on Authorised Development Fee Expenditure (and therefore remains unearned by Stirling at that date), Stirling will repay that part of the Development Fee to ITI within 15 Business Days. Save as set out in this Clause 6.6, no part of the Development Fee paid to Stirling will be repayable. For the avoidance of doubt this Clause 6.6 shall not preclude ITI from claiming damages from Stirling in respect of a breach of this Agreement by Stirling.

6.7           If ITI fails to pay any of the Development Fee for a period of more than 60 days following its due date, Stirling may require payment of that instalment with interest thereon at the rate of 3% above the base lending rate from time to time of the Bank of Scotland from the due date for payment until the actual date of payment in full, without prejudice to any other rights or remedies it may have and the Parties agree that this constitutes a substantial remedy under the Late Payment of Commercial Debts (Interest) Act 1998.

6.8           If Stirling fails to repay any of the Development Fee for a period of more than 15 Business Days following its due date for repayment pursuant to Clause 6.6, ITI may require payment of that amount with interest thereon at the rate of 3% above the base lending rate from time to time of the Bank of Scotland from the due date for payment until the actual date of payment in full, without prejudice to any other rights or remedies it may have and the Parties agree that this constitutes a substantial remedy under the Late Payment of Commercial Debts (Interest) Act 1998.

7.             Royalty Adjustment

7.1           If in any Year during the Period, Stirling is in breach of its obligation under Clause 3.2 or IMI is in breach of its obligation under Clause 3.1 of this Agreement, ITI may at its sole option elect to waive its rights in respect of any such breach (including any right it may have to terminate under Clause 9) for such Year and instead elect by notice in writing to increase the royalty rate payable to it in respect of IMI Income under the Exploitation Agreement in accordance with Part 4 of the Schedule.

7.2           Stirling or IMI can remedy a breach of its obligations under Clause 3.1 or 3.2 as the case may be by expending the amount of any shortfall of the IMI Financial Contribution or the Stirling Minimum Expenditure, as the case may be, in any relevant Year during the Year immediately following the Year in which such shortfall occurred, provided that the amount of IMI Financial Contribution or the Stirling Minimum Expenditure, as the case may be, to be expended in the Year immediately following the Year in which the shortfall occurred, is fully expended in addition to the amount of the shortfall.

7.3           Where Stirling or IMI remedies a breach of its obligations under Clause 3.1 or 3.2, as the case may be, the royalty increase applied in respect of that particular breach shall be removed with effect from the date on which such breach is remedied.

8.             Intellectual Property

8.1           The Parties agree that all Background Intellectual Assets shall remain the property of the relevant Group Company or the party who has granted a licence of such Background Intellectual Assets to the relevant Group Company and, except as otherwise stated in this Agreement, the Exploitation Agreement or the Background Intellectual Assets Licence, ITI shall have no rights to such Background Intellectual Assets or any other Intellectual Property Rights of any Group Company.

8.2           The Parties agree that all Foreground Intellectual Assets developed, created or acquired by any Group Company shall be the sole property of ITI and, subject to Clause 8.3, Stirling hereby assigns to ITI on Stirling’s own behalf and as agent for all other Group Companies involved in creating the Foreground Intellectual Assets, its and their whole right, title and interest in the Foreground Intellectual Assets by way of present assignation of future Intellectual Property Rights.  To the extent that Foreground Intellectual Assets come into existence following the Commencement Date and are not capable of being assigned to ITI by way of present assignation of future Intellectual Property Rights, and subject to Clause 8.3, Stirling hereby assigns to ITI on Stirling’s behalf and as agent for all other Group Companies involved in creating the Foreground Intellectual Assets its and their whole right, title and interest in and to the Foreground Intellectual Assets with effect from the date of their creation. To the extent that Foreground Intellectual Assets come into existence during ITI’s Absence, and subject to Clause 8.3, Stirling hereby agrees to assign to ITI on Stirling’s behalf and as agent for all other Group Companies involved in creating the Foreground Intellectual Assets its and their whole right, title and interest in and to the Foreground Intellectual Assets with effect from the date on which ITI exercises its option under Clause 10.4.  Stirling undertakes to ITI on Stirling’s own behalf and as agent for all other Group Companies involved in creating the Foreground Intellectual Assets that no Group Company, nor any of their employees shall have any Intellectual Property Rights in the Foreground Intellectual Assets following the date of assignation, save as provided for in Clauses 8.3 or 8.4 or under the Exploitation Agreement.

8.3           Where Stirling or any other Group Company has instructed or used the services of any third party (not being a Group Company) in carrying out the Research and Development Project, Stirling shall use reasonable endeavours to ensure that all right, title and interest in and to any Foreground Intellectual Assets created by such third party shall vest in Stirling or such other Group Company to enable the assignation provided for in Clause 8.2 to be effective in respect of all of the Foreground Intellectual Assets.  To this end, Stirling shall use reasonable endeavours to require any such third party to sign an appropriately worded assignation in favour of Stirling or such other Group Company.  ITI shall be entitled to inspect any agreement reached by Stirling or any Group Company with third parties pursuant to this Clause to the extent it relates to any Foreground Intellectual Assets.

8.4           If the assignation referred to in Clause 8.3 cannot be obtained by Stirling, Stirling will inform ITI of this as soon as practicable, introduce ITI to such third party and use reasonable endeavours to facilitate discussions between ITI and such third party so as to enable ITI to obtain (at ITI’s own cost) such licence rights as ITI may require.

9.             Termination

9.1           Subject to Clause 9.6, ITI may terminate this Agreement with immediate effect by notice in writing in any of the following events:-

9.1.1              if either IMI or Stirling commits a material breach  of this Agreement, which breach has not been cured within 21 days after written notice is given to either IMI or Stirling , as the case may be, specifying the breach; or

9.1.2              if IMI or Stirling commits a material breach of this Agreement which breach is not capable of being remedied; or

9.1.3              if IMI or Stirling enters into a deed of arrangement or compounds with its creditors or if any order is made or a resolution is passed for the winding-up of either IMI or

Stirling (other than a solvent amalgamation or reconstruction) or an administrator is appointed to manage either IMI’s or Stirling’s affairs, business and property or if a receiver is appointed over any of IMI’s or Stirling’s assets or undertaking or if circumstances arise which entitle the Court or a creditor to appoint a receiver or manager or which entitle the Court to make a winding-up order or if either IMI or Stirling takes or suffers any similar or analogous action in consequence of debt in or under any jurisdiction to which it is subject.

9.2           Subject to Clause 9.6, IMI or Stirling may terminate this Agreement with immediate effect by notice in writing in any of the following events:-

9.2.1              if ITI commits a material breach of this Agreement, which default has not been cured within 21 days after written notice is given to ITI specifying the breach; or

9.2.2              if ITI commits a material breach of this Agreement which breach is not capable of being remedied;

9.2.3              if ITI enters into a deed of arrangement or compounds with its creditors or if any order is made or a resolution is passed for the winding-up of ITI (other than a solvent amalgamation or reconstruction) or an administrator is appointed to manage ITI’s affairs, business and property or if a receiver is appointed over any of ITI’s assets or undertaking or if circumstances arise which entitle the Court or a creditor to appoint a receiver or manager or which entitle the Court to make a winding-up order or if ITI takes or suffers any similar or analogous action in consequence of debt.

9.3           This Agreement shall terminate if the Exploitation Agreement is terminated for any reason.

9.4           Subject to Clause 9.6, ITI shall be entitled, at its sole discretion, to terminate this Agreement forthwith, if at any time within 5 years of the payment by ITI to IMI of the first instalment of the Development Fee, Stirling locates its principal research and development or manufacturing facility outside of Scotland.

9.5           On termination of this Agreement howsoever caused the Foreground Intellectual Assets shall comprise only those Foreground Intellectual Assets in existence on the date of termination.

9.6           If any dispute is referred to the procedure set out in Clause 11, no Party may exercise its rights under Clause 9 until the dispute resolution procedure is complete.

9.7           Termination of this Agreement shall be without prejudice to any accrued rights or liabilities of the Parties and to the continuation in force of all provisions which are expressed to or by implication remain in force following termination or which would be intended by the Parties to continue beyond termination including Clauses 1, 5.3, 5.4, 5.8, 5.9, 5.10, 5.11, 6.4, 6.6, 6.7, 6.8, 7, 8, 9, 10.4, 10.5 and 11 – 22 inclusive.

10.          Changes to the Research and Development Project

10.1         IMI and Stirling shall periodically, throughout the Period, review the progress of the Research and Development Project.  If, as a result of any such review, IMI and Stirling determine any of the following:

(i)             that no Group Company is achieving technical results of sufficient quality in relation to the development of the Microfluidics Platform as to warrant further research and development work in respect of such Microfluidics Platform; or

(ii)            that market forces no longer justify continued investment in research and development into a Microfluidics Platform; or

(iii)           in the event that the scope and/or focus of the Research and Development Project has already been changed pursuant to Clause 10.1, that no Group Company is achieving technical results of sufficient quality in relation to such altered Research and Development Project as to warrant further research and development, and, as a result of such determination, IMI and Stirling decide that they wish to change the scope and/or focus of the Research and Development Project, IMI or Stirling will promptly notify ITI of this in writing, giving full details of the proposed change and the reasons for it, together with details of any changes (if any) to the Research and Development Project Expenditure and IMI Financial Contribution.

10.2         Within 60 days of receipt of such written notice, ITI shall notify IMI or Stirling, as the case may be, either:

10.2.1            that ITI wishes to continue its involvement in the Research and Development Project, as amended in light of the change of scope and focus notified to it under Clause 10.1, in which case this Agreement shall continue unaffected (except insofar as the definition of the Research and Development Project has to be amended) always provided that if the IMI Financial Contribution towards the redefined Research and Development Project has decreased, the Development Fee and the Stirling Minimum Expenditure shall be reduced proportionally.  ITI shall in no circumstances be obliged to increase the Development Fee in the event that the scope and/or focus of the Research and Development Project is changed; or

10.2.2            that ITI wishes to terminate its involvement in the Research and Development Project, in which case ITI shall be so entitled to terminate its involvement and the Parties shall have no further rights or obligations under this Agreement, save for those set out in Clauses 9.7, 10.4 and 10.5.

10.3         If ITI fails to notify IMI or Stirling pursuant to Clause 10.2.1 or 10.2.2 within 60 days of receipt of the written notice to be given pursuant to Clause 10.1, then, at the end of such 60 day period ITI shall be deemed to have terminated its involvement in the Research and Development Project in terms of Clause 10.2.2.  Where ITI has terminated its involvement in the Research and Development Project the Foreground Intellectual Assets shall comprise only those Foreground Intellectual Assets in existence on the date of termination.

10.4         If, at any time during the period from the date on which ITI’s involvement in the Research and Development Project is terminated pursuant to Clause 10.2.2 and 1 March 2009, Stirling (whether itself or through any other Group Company), or any other Group Company carries out, directly or indirectly, or commissions research into or development of a Microfluidics Platform, Stirling shall offer ITI the option to participate in the Research and Development Project, such option being open for acceptance for a period of 60 days from ITI’s receipt of written notice to this effect from Stirling.

10.5         If ITI exercises its option under Clause 10.4 it shall be as though there had never been a break in ITI’s involvement in the Research and Development Project and ITI will not require to pay any more than that part of the Development Fee which had yet to be paid prior to the termination of ITI’s involvement in the Research and Development Project pursuant to Clause 10.2.2 together with any amount repaid under Clause 6.6, and the Period the Milestone Dates and Instalments Dates shall be adjusted accordingly.

11.          Dispute Resolution

11.1         All disputes arising out of or relating to this Agreement shall be referred, by any Party, to its and the other Parties’ Nominated Representatives for resolution.

11.2         If the dispute cannot be resolved by the Parties’ Nominated Representatives within a maximum of ten (10) days after it has been referred under Clause 11.1 the dispute may be referred by a Party to mediation in accordance with the Centre for Effective Dispute Resolution (“CEDR”) Model Mediation Procedure.

11.3         Work and activity to be carried out, and in particular the carrying out of the Research and Development Project and payment of the Development Fee under this Agreement shall not cease or be delayed by any referral by a Party of a dispute to this dispute resolution procedure.

11.4         The Parties acknowledge that notwithstanding the provisions of this Clause 11, nothing in this Agreement shall prevent a Party from bringing proceedings in any court of competent jurisdiction for any interim or interlocutory relief or to protect the Foreground Intellectual Assets or Confidential Information.

12.          Confidentiality

12.1         The Parties agree and undertake that during the term of this Agreement and thereafter they will keep confidential and will not use for their own purposes except for the performance of this Agreement nor, without the prior written consent of the Party who discloses the relevant Confidential Information, disclose to any third party any Confidential Information provided to them, in the case of ITI, by Stirling, IMI or SwissCo, or in the case of Stirling, IMI and/or SwissCo, by ITI, unless:

12.1.1            the receiving Party can show such information is public knowledge or already known to the receiving Party at the time of disclosure, or subsequently becomes public knowledge other than by breach of this Agreement; or

12.1.2            the receiving Party can show that such information subsequently comes lawfully into the possession of the receiving Party from a third party without an obligation of confidentiality; or

12.1.3            Clauses 12.7 to 12.10 apply to such information, to the extent only as permitted by these Clauses.

12.2         Any Confidential Information disclosed by any Party to any other Party prior to the execution of this Agreement and/or the Commencement Date shall be considered as having been disclosed under this Agreement.

12.3         To the extent necessary to implement the provisions of this Agreement or to progress Commercial Exploitation in the IMI Field of Use, Stirling, IMI or SwissCo may disclose the Confidential Information of ITI to any Group Company and such of their employees, agents or representatives as may be reasonably necessary or desirable provided that before any such disclosure Stirling shall and shall ensure that IMI or Swiss Co (as appropriate) shall make the Group Companies and such of their employees, agents and representatives aware of that Party’s obligations of confidentiality under this Agreement, and shall ensure that any such Group Company or third party employee and their agent or representative has agreed in writing, whether through a contract of employment or otherwise, to obligations of confidentiality commensurate with the requirements of this Agreement.

12.4         To the extent necessary to implement the provisions of this Agreement (including where a Group Company uses the services of a third party in carrying out the Research and Development Project) or to progress Commercial Exploitation in the IMI Field of Use, a Group Company may disclose the Confidential Information of ITI to a third party, provided that Stirling shall and shall procure that any other relevant Group Company shall ensure that such third party firstly agrees in writing to obligations of confidentiality no less onerous than those set out in this Clause 12.

12.5         ITI may disclose Confidential Information of IMI or Stirling to third parties to the extent necessary to progress Commercial Exploitation in the ITI Field of Use and to Scottish Enterprise and Highlands and Islands Enterprise, provided that prior to any such disclosure ITI shall ensure that the party to whom disclosure is made firstly agrees in writing to obligations of confidentiality no less onerous than those set out in this Clause 12 and, in particular, that that party to whom disclosure is made shall not be entitled to disclose such Confidential Information to any other third party without placing on such other third party obligations of confidentiality no less onerous than those set out in this Clause 12.

12.6         Notwithstanding any other provision of this Clause 12, ITI hereby reserves the right, at its sole discretion, to disclose to any third party through any medium at any time, full details of the Development Fee and the timings of payment of the Development Fee under this Agreement and each of IMI, Stirling and SwissCo hereby irrevocably consents to such disclosure and waives any rights it may have to prevent or restrict disclosure on grounds of commercial confidentiality or otherwise.

12.7         Any Party may disclose Confidential Information to the extent it is required to do so by a statutory, legal, regulatory or parliamentary obligation placed upon the Party making the disclosure (including, in the case of ITI, its obligations to Audit Scotland and any successor body to Audit Scotland), provided, to the extent practicable, that the Party obliged to make the disclosure will provide the Party to whom the Confidential Information belongs with a reasonable opportunity to make representations to the body compelling such disclosure as to the nature and extent of the disclosure required and the procedures for maintaining confidentiality of the Confidential Information to be disclosed. This Clause 12.7 shall not apply to the requirements for disclosure under FOISA, the Code, or the Environmental Information Regulations, the procedure for which is set out in Clauses 12.8 to 12.10.

12.8         In the event that ITI receives a Request for Information that would involve a disclosure of any Commercially Sensitive Information:

12.8.1            ITI will as soon as reasonably practicable notify IMI of the Request for Information and shall afford IMI the opportunity to make representations about any such disclosure to ITI within 5 Business Days of receiving such notification and before making any disclosure;

12.8.2            Unless otherwise agreed in writing by IMI, such consent not to be unreasonably withheld or delayed, ITI will refuse to disclose such Commercially Sensitive Information to the third party who has made the Request for Information;;

12.8.3            Where that decision is referred to the Scottish Information Commissioner by the third party making the Request for Information, ITI will not disclose the Commercially Sensitive Information unless and to the extent it is compelled to do so by the Scottish Information Commissioner; and

12.8.4            to the extent practicable, ITI will provide IMI’s representations to the Scottish Information Commissioner as to the confidentiality of the Commercially Sensitive Information and the likelihood of the commercial interests of the Group Companies being substantially prejudiced by the disclosure of the Commercially Sensitive Information.

12.9         In the event that any Request for Information is received by Stirling, Stirling shall transfer the Request for Information to ITI as soon as practicable after receipt and in any event within five Business Days of receiving a Request for Information, whereupon Clause 12.8 shall apply.

12.10       In the event that, pursuant to a request which ITI has received under FOISA, it is required to disclose any Confidential Information of a Group Company falling outside the definition of “Commercially Sensitive Information”, it will notify IMI promptly and consult with IMI prior to disclosing such Confidential Information.

13.          Warranties and Indemnities

13.1         In supplying information to each other, the Parties undertake to use reasonable endeavours to ensure the accuracy thereof.  In the event of any error in such information being notified by a Party, that Party shall promptly use all reasonable endeavours to remedy such error.

13.2         IMI and Stirling (i) jointly and severally warrant to ITI on the Commencement Date, and (ii) undertake to ensure on the dates on which any assignation of Foreground Intellectual Assets to ITI becomes effective under Clause 8.2, that:

13.2.1            there are and will be no liens, charges, encumbrances or restrictions anywhere in the world which affect or will affect Stirling’s ability to grant the assignations contained herein or its ability to provide that the Foreground Intellectual Assets shall vest in ITI in accordance with this Agreement; and

13.2.2            no Group Company will knowingly  infringe or violate any Intellectual Property Rights of any third party in performing its obligations pursuant to this Agreement; and

13.2.3            the Foreground Intellectual Assets assigned to ITI will (i) be the original works of a Group Company or other entity instructed by any of them, having been created by employees of a Group Company in the course of their employment, or by an entity instructed by  a Group Company, (ii) not have been created jointly with any third party other than one with whom a Group Company has a contractual arrangement governing the ownership or licensing of the resultant Intellectual Property Rights, and (iii) have not been copied knowingly from, or knowingly based on, the works of any third party.

13.3         IMI and Stirling jointly and severally warrant to ITI on the Commencement Date that:

13.3.1            all consents and authorisations necessary to allow IMI and Stirling to enter into and perform this Agreement and necessary for the validity and enforceability of this Agreement have been obtained by IMI and Stirling and are in full force and effect; and

13.3.2            no Group Company has achieved any of Milestones 3 to 11 with respect to a home cardiology product prior to the Commencement Date.

13.4         IMI and Stirling jointly and severally warrant that, as at the Commencement Date, so far as they are aware, no third party has infringed or threatened to infringe or is infringing or threatening to infringe the Foreground Intellectual Assets and neither IMI nor Stirling has any information or knowledge of any nature, without having made any specific enquiries, that a third party will infringe or attempt to infringe the Foreground Intellectual Assets or to indicate any risk of such infringement.

13.5         Stirling undertakes to notify ITI immediately should it become aware of any infringement, attempted infringement, threatened infringement or other violation of the Foreground Intellectual Assets in the ITI Field of Use.

13.6         ITI warrants to IMI and Stirling on the Commencement Date that all consents and authorisations necessary to allow ITI to enter into and perform this Agreement and necessary for the validity and enforceability of this Agreement have been obtained by ITI and are in full force and effect.

13.7         ITI shall indemnify and hold harmless Stirling and IMI and IMI and Stirling shall indemnify and hold harmless ITI and each of their respective officers, directors, employees, agents, representatives and assignees from and against any and all legal liability (including expenses) arising out of claims or suits brought against the indemnified Party as a direct result of the injury to or death of any employee, agent or representative of that Party while engaged in connection with the Research and Development Project or otherwise under this Agreement, where such injury or death is due to the negligent act or omission of the indemnifying Party, its employees, agents or representatives.

13.8         ITI shall indemnify and hold harmless Stirling and IMI and Stirling and IMI shall indemnify and hold harmless ITI from and against damage to or loss of the property of the indemnified Party to the extent that such damage is caused by the negligent act or omission of the indemnifying Party, its employees, agents or representatives.

13.9         The indemnities granted under this Clause 13 shall not apply unless the Party seeking an indemnity notifies the indemnifying Party as soon as is reasonably practicable of any matters in respect of which the indemnity may apply and gives the indemnifying Party full opportunity to control the response to and the defence of such claim including, without limitation, the right to accept or reject settlement offers and to participate in any litigation provided that in no event shall the non-indemnifying Party be liable for any settlement or compromise made without its consent, such consent not to be unreasonably withheld or delayed.

13.10       Each Party shall maintain in force during the continuance of this Agreement such insurance with a reputable insurer as is required by law. If requested by another Party, that Party shall provide written evidence of the maintenance of such insurance and the payment of relevant premiums.

13.11       Subject to Clauses 13.11 and 13.12, and other than in respect of death and personal injury caused by a Party’s negligence, or in relation to any liability which by law may not be limited or excluded:

13.11.1          the cumulative liability of IMI, Stirling and SwissCo taken together, and the cumulative liability of ITI, with regard to any matter, aspect, fact or thing arising from or relating to this Agreement shall in no event exceed 125% of the amount of the Development Fee actually paid by ITI to Stirling; and

13.11.2          no Party shall be liable for any indirect or consequential loss including loss of profit, business, data, revenue, goodwill or anticipated savings insofar as each of these is an indirect or consequential loss, which arises out of or in connection with this Agreement.

13.12       Clause 13.10 will not limit or exclude ITI’s obligation to pay the Development Fee or (where applicable) Stirling’s obligation to repay any part of the Development Fee pursuant to Clause 6.6 (and, where applicable, any interest thereon) in accordance with this Agreement.

13.13       Clause 13.10 will not limit or exclude either (i) IMI’s obligation under Clause 3.1, or (ii) Stirling’s obligation under Clause 3.2.

14.          Variation

This Agreement shall not be amended and no variation to its terms shall be effective unless such amendment or variation is in writing and is signed by an authorised signatory on behalf of each of the Parties.

15.          Assignation and Sub-Contracting

15.1         IMI and Stirling may assign or transfer this Agreement or its rights and obligations under this Agreement (in whole but not in part) without the consent of ITI, where such assignation or transfer (a) is to a Group Company, or (b) as part of the sale to a third party of all or substantially all of the Division, or (c) in accordance with Clause 15.2 but shall not otherwise assign or transfer its rights or obligations under this Agreement without the prior written consent of ITI.

15.2         Without prejudice to Clauses 8.3 and 8.4, IMI, Stirling and the other Group Companies, as the case may be, may sub-contract parts of the Research and Development Project, provided always that IMI or Stirling, as the case may be, remains responsible for all acts or omissions of its sub-contractors.

15.3         ITI may assign or transfer this Agreement or its rights and obligations under this Agreement (in whole but not in part) to any public sector body without the consent of IMI, SwissCo or Stirling but ITI shall not assign or transfer its rights or obligations under this Agreement to any party which is or which is part of a group which has an entity or operations which are competitive with any Group Company in the IMI Field of Use without the prior written consent of SwissCo, Stirling and IMI.

15.4         Following a Change of Control of Stirling, Stirling shall ensure that the Eligible Expenditure occurring after the date of the Change of Control shall be reasonably expended in the circumstances.

16.          Waiver

The failure of a Party to exercise or enforce any right conferred upon it by this Agreement shall not be deemed to be a waiver of any such right or operate so as to bar the exercise or enforcement of such right at any time or times thereafter.  No waiver or discharge shall be valid unless in writing and signed by the relevant Party against whom such waiver or discharge is sought to be enforced or unless given by ITI pursuant to Clause 7.1.

17.          Publicity

17.1         Stirling and IMI shall be entitled to publish marketing materials or otherwise engage in marketing or public relations activities regarding IMI’s and/or Stirling’s involvement with ITI, subject to obtaining ITI’s consent through the execution of a Marketing Agreement Form or in such other manner as the parties agree.  For the avoidance of doubt, if there is any conflict between the terms of the Marketing Agreement Form and this Agreement the terms of the Marketing Agreement Form shall prevail.

17.2         ITI shall be entitled to publish marketing materials or otherwise engage in marketing or public relations activities regarding ITI’s involvement with IMI or Stirling, subject to obtaining IMI’s or Stirling’s consent, as the case may be, through the execution of a Marketing Agreement Form or in such other manner as the parties agree. For the avoidance of doubt, if there is any conflict between the terms of the Marketing Agreement Form and this Agreement the terms of the Marketing Agreement Form shall prevail.

18.          Notices

18.1         Notices under this Agreement shall be given by courier or by recorded delivery mail, posted prepaid and addressed to the addresses of the respective post holders as follows:.

ITI:

Director of Intellectual Asset Management

ITI Life Sciences

Innovation House

17 Luna Place

Dundee Technology Park

Dundee DD2 1TP

United Kingdom

Stirling:

Company Secretary

249 West George Street

Glasgow G2 4RB

United Kingdom

IMI:

General Counsel

Inverness Medical Innovations, Inc

51 Sawyer Road

Suite 200

Waltham

MA 02453-3448

United States of America

SwissCo:

General Counsel

Inverness Medical Switzerland, GmbH

Bundesplatz 1

6300 Zug

Switzerland

18.2         Where ITI gives a notice to Stirling, ITI shall copy that notice to IMI and where ITI gives a notice to IMI, ITI shall copy that notice to Stirling.

18.3         If a Party or a post holder changes its address for notification purposes, then it shall give the other Parties prior written notice of the new address and the date on which it shall become effective.

18.4         Notices served by courier or mail shall be deemed to be delivered 72 hours after the time of delivery into the hands of a courier or of posting.

18.5         For the avoidance of doubt, service of any process or any writ or document in relation to any court proceedings which may be taken hereunder in relation to IMI may be served at care of DLA Piper Rudnick Gray Cary Scotland LLP, Rutland Square, Edinburgh EH1 2AA, United Kingdom (or such other address in Scotland as notified to ITI by IMI from time to time). For the avoidance of doubt, such service shall be in addition to, and not in substitution for, service on IMI at its own address for service.

19.          Remedies not Exclusive

No remedy conferred by any of the provisions of this Agreement is intended to be exclusive of any other remedy, except as expressly provided in this Agreement and each and every remedy shall be cumulative and shall be in addition to every other remedy given under this Agreement now or hereafter existing in law.

20.          Severance

If any provision of this Agreement is or becomes illegal, invalid or unenforceable in any jurisdiction, that shall not affect:-

(a)           the legality, validity or enforceability in that jurisdiction of any other provision of this Agreement; or

(b)           the legality, validity or enforceability in any other jurisdiction of that or any other provision of this Agreement.

21.          Entire Agreement

This Agreement, together with the Exploitation Agreement and the Background Intellectual Assets Licence, constitutes the entire agreement and understanding among the Parties in relation to its subject matter and supersedes all previous agreement and arrangements among the Parties in relation to its subject matter.  No Party shall be entitled to rely on any oral or written representations, understandings or agreements among the Parties which are not fully expressed in this Agreement, the Exploitation Agreement and the Background Intellectual Assets Licence, and each Party expressly excludes any liability therefor, except for any such misrepresentations which are made fraudulently.

22.          Governing Law

This Agreement shall be governed by and interpreted in accordance with the laws of Scotland, and subject to Clause 11 the parties hereby submit to the exclusive jurisdiction of the Scottish Courts in respect of any dispute arising hereunder.

IN WITNESS WHEREOF these presents consisting of this and the preceding 32 pages together with the Schedule in 8 Parts annexed hereto are executed in four originals as follows:-

They are subscribed for and on behalf of ITI
Scotland Limited by John Chiplin,
an authorised signatory,
at Edinburgh
on 25 February 2005
Before this witness:		Signatory:	/s/ John Chiplin
/s/ Joanna Susan Boag-Thomson	Witness	Full Name: John Chiplin
Joanna Susan Boag-Thomson	Full Name
241 Nithsdale Road	Address
Glasgow

They are subscribed for and on behalf of Inverness
Medical Innovations, Inc. by David Scott.,
an authorised signatory, at Edinburgh
on 25 February 2005. before this witness:
		Signatory:	/s/ David Scott
Full Name: David Scott

/s/ Ian Bryson McCarlie	Witness
Ian Bryson McCarlie	Full Name
Rutland Square Edinburgh	Address

They are subscribed for and on behalf of Stirling
Medical Innovations, Inc. by David Scott.,
an authorised signatory, at Edinburgh
on 25 February 2005. before this witness:		Signatory:	/s/ David Scott
Full Name: David Scott

/s/ Ian Bryson McCarlie	Witness
Ian Bryson McCarlie	Full Name
Rutland Square Edinburgh	Address

They are subscribed for and on behalf of Inverness
Medical Switzerland GmbH by
Steve Howell , as attorney for Inverness
Medical Switzerland GmbH, at Edinburgh on
25 February 2005.		Signatory:	/s/ Steve Howell
before this witness:		Full Name: Steve Howell
/s/ John Christopher McKinley	Witness
John Christopher McKinley	Full Name
7 Queens Avenue	Address
Edinburgh

This is the Schedule referred to in the foregoing Research and Development Agreement among ITI SCOTLAND LIMITED,  INVERNESS MEDICAL INNOVATIONS, INC., STIRLING MEDICAL INNOVATIONS LIMITED and INVERNESS MEDICAL SWITZERLAND GmbH

SCHEDULE

Part 1

Milestones

Milestones	Milestone Date

****	**** months from Commencement Date

****	**** months from Commencement Date

****	**** months from Commencement Date

****	**** months from Commencement Date

****	**** months from Commencement Date

****	**** months from Commencement Date

****	**** months from Commencement Date

****	**** months from Commencement Date

**** REPRESENTS TEXT OMITTED PURSUANT TO A REQUEST FOR CONFIDENTIAL TREATMENT.  THE OMITTED MATERIAL HAS BEEN FILED SEPERATELY WITH THE SECURITIES AND EXCHANGE COMMISSION

Milestones	Milestone Date

****	**** months from Commencement Date

****	**** months from Commencement Date

****	**** months from Commencement Date

**** REPRESENTS TEXT OMITTED PURSUANT TO A REQUEST FOR CONFIDENTIAL TREATMENT.  THE OMITTED MATERIAL HAS BEEN FILED SEPERATELY WITH THE SECURITIES AND EXCHANGE COMMISSION

Part 2A

IMI Financial Contribution

Part 2A

IMI Financial Contribution

Year	IMI Financial Contribution
1	£7,500,000 (of which £3,000,000 is the Stirling Minimum Expenditure)
2	£11,500,000 (of which £7,000,000 is the Stirling Minimum Expenditure)
3	£14,000,000 (of which £11,000,000 is the Stirling Minimum Expenditure)
4	£4,500,000 (of which £3,000,000 is the Stirling Minimum Expenditure)

Part 2B

Stirling Minimum Expenditure

Year	Stirling Minimum Expenditure
1	£3,000,000
2	£7,000.000
3	£11,000,000
4	£3,000,000

Part 3

Development Fee

Instalment	Instalment Date	Development Fee
1.	5 Business Days after the Commencement Date	£5,000,000
2.	1 July 2005	£2,500,000
3.	1 October 2005	£2,500,000
4.	1 January 2006	£2,500,000
5.	1 April 2006	£2,500,000
6.	1 July 2006	£2,500,000
7.	1 October 2006	£2,500,000
8.	1 January 2007	£2,500,000
9.	1 April 2007	£2,500,000
10.	1 July 2007	£2,500,000
11.	1 October 2007	£2,500,000
	Total	£30,000,000

Part 4

Royalty Adjustment Formula

IMI Financial Contribution	0 -10% Shortfall	10 - 20% Shortfall
Year 1 - £7,500,000	****	****
Year 2 - £11,500,000	****	****
Year 3 - £14,000,000	****	****
Year 4 – £4,500,000	****	****

Stirling Minimum Expenditure	0 - 10% Shortfall	10 - 20% Shortfall
Year 1 - £3,000,000	****	****
Year 2 - £7,000,000	****	****
Year 3 - £11,000,000	****	****
Year 4 - £3,000,000	****	****

NB - Royalty increases are either 0–10% shortfall or 10-20% shortfall not both.  If both IMI and Stirling are in material breach in any Year ITI may apply the relevant increase in respect of each such breach.  By way of example only, if IMI has had a 10% shortfall and Stirling has a 21% shortfall in Year 2, the total amount of the increase would be ****%.

****       REPRESENTS TEXT OMITED PURSUANT TO A REQUEST FOR CONFIDENTIAL TREATMENT.  THE OMITED MATERIAL HAS BEEN FILED SEPERATELY WITH THE SECURITIES AND EXCHANGE COMMISSION.

Part 5

Expertise Profile

To meet ITI Scotland’s objective of creating ‘communities of expertise’, there is a need to proactively seek out individuals or become aware of individuals who may be willing to contribute their ‘expertise-in-context’ to assist the ITIs and to participate in future Programmes and Projects.

The aim of completing an expertise profile is to capture knowledge about individuals, with this knowledge being placed in context within an area of the ITI’s business, to create networks of expert individuals and communities of practice and expertise across Scotland.

Field Name	Comments

Title

First Name

Last Name

Work Address

Town/County

Country

Postal/Zip Code

Work Telephone (Daytime)

Work Email

Job Title/Position

ITI Context	Description of any experience obtained by individual working on other ITI projects.

Education	Description of Education and qualifications.

Professional Memberships/Associations	Details of any Professional Memberships or Associations.

Academic Positions	Description of any academic positions held by individual.

Current Research Areas of Interest	Description of current research areas of interest.

Commercial Experience

Commercial Positions Held	Description of any commercial positions held.

Any other relevant information

Part 6

Marketing Agreement Form

Marketing Agreement Form

Please complete this form to record ITI Life Sciences’/Inverness Medical Innovations, Inc’s/Stirling Medical Innovations Limited’s [Delete as appropriate] approval to take part in mutually beneficial marketing and PR opportunities.

Each individual opportunity/article will be passed to ITI Life Sciences/Inverness Medical Innovations, Inc./Stirling Medical Innovations Limited’s [Delete as appropriate]for review or approval prior to publication and will be drafted in line with the terms and conditions already in place between us.

Company Name:	Name & Job Title:
email Address:	Tel No:
Date:	Signature:

I confirm that the following information can be used by ITI Life Sciences/Inverness Medical Innovations, Inc./Stirling Medical Innovations Limited’s [Delete as appropriate] for the following marketing purposes: [Insert details of information]

☐	PRESS RELEASE	☐	TESTIMONIAL

Quote/comment about ITI Life Sciences/Inverness Medical Innovations, Inc./Stirling Medical Innovations Limited [Delete as appropriate

☐	Newsletter	☐	Case Study

	Article feature in internal publications or other appropriate media		Description of Programme

☐	Website	☐	Use of Name

	News feature or Press Release on website		e.g. published client list

☐	Logo	☐	Images

	Use of ITI Life Sciences’/Inverness Medical Innovations, Inc.’s/[Stirling Medical Innovations Limited’s ] [Delete as appropriate] logo in marketing material		Use of images in marketing

Further comments (please state here any exceptions or restrictions)

Please return form to:

1)             Lynn Murphy, Marketing & Communications Director:

email:   lynn.murphy@itilifesciences.com

Tel:      +44 (0)1382 568 067; or

2)             [Insert details of IMI marketing contact]; or

3)             [Insert details of Stirling Medical Innovations Limited’s marketing contact required].

[Delete as appropriate]

Part 7

Parent Company Guarantee

PARENT COMPANY GUARANTEE

INVERNESS MEDICAL INNOVATIONS INC.

as Guarantor

ITI SCOTLAND LIMITED

as Company

25 February 2005

AGREEMENT

between

(1)           INVERNESS MEDICAL INNOVATIONS INC., a company incorporated in the State of Delaware and having its principal place of business at 51 Sawyer Road, Suite 200, Waltham, MA 02453 — 3448, USA (“Guarantor”)

(2)           ITI SCOTLAND LIMITED, a company incorporated in Scotland under the Companies Acts (Company Number SC251900) and having its registered office at 180 St Vincent Street, Glasgow G2 5SG and its permitted assignees and permitted transferees from time to time (“Company”)

together the “parties”

BACKGROUND

(A)          The Guarantor is the ultimate parent company of (i) Inverness Medical Switzerland GmbH, incorporated in Switzerland (company number CH-170.4.003.523-4) and having its principal place of business at Bundesplatz 1, 6300 Zug (“Swissco”) and (ii) Stirling Medical Innovations Limited (formerly called “Cardiosure Limited” having changed its name conformed to a Certificate of Incorporation on Change of Name dated 25 February 2005), a company incorporated under the Companies Acts (Company Number SC277069) and having its registered office at 249 West George Street, Glasgow, G2 4RB (“Stirling”).

(B)           This Guarantee is ancillary to (i) a research and development agreement between inter alia the Guarantor, Stirling and the Company dated on or around the date hereof (“R&D Agreement”) under the terms of which Stirling has incurred certain payment obligations  to the Company (ii) an exploitation agreement between and amongst the Guarantor, Stirling, the Company and Swissco (“Exploitation Agreement”) under the terms of which Stirling and Swissco have incurred certain payment obligations to the Company and (iii) a background intellectual assets licence between the Company and Swissco (“BIA Licence”) under the terms of which Swissco has incurred certain payment obligations to the Company

(C)           The Guarantor has agreed with the Company, subject to the terms of this Guarantee, to guarantee:

(i)                   the said payment obligations under the R&D Agreement of (1) Stirling and (2) any party to whom Stirling’s obligations under the R&D Agreement are transferred (whether by assignation, novation or otherwise) (the “R&D Principal”); and

(ii)                  the said payment obligations under the Exploitation Agreement of (1) Stirling and/or Swissco as the case may be and/or (2) any party to whom Stirling’s or Swissco’s obligations under the Exploitation Agreement have been transferred (whether by assignation, novation or otherwise) (the “Exploitation Principals”); and

(iii)                 the said payment obligations under the BIA Licence of (1) Swissco and (2) any party to whom Swissco’s obligations under the BIA Licence are transferred (whether by assignation, novation or otherwise) (the “BIA Licence Principal”).

IT IS HEREBY AGREED:

1.             Guarantor Obligations

1.1           The Guarantor guarantees irrevocably and unconditionally, to the Company:

1.1.1              the observance by the R&D Principal of its Payment Obligations to the Company under the terms of the R&D Agreement (“R&D Payment Obligations”); and

1.1.2              the observance by the Exploitation Principals of their Payment Obligations to the Company under the terms of the Exploitation Agreement (“Additional Payment Obligations”).

1.1.3              the observance by the BIA Licence Principal of its Payment Obligations to the Company under the terms of the BIA Licence (“BIA Licence Payment Obligations”);

1.2           The parties agree that each of :

1.2.1              an order made by a court to pay damages; and

1.2.2              a settlement agreed by the R&D Principal pursuant to which the R&D Principal agrees to pay a sum of money to the Company in respect of a dispute under the R&D Agreement; and

1.2.3              a settlement agreed by the Exploitation Principals pursuant to which the Exploitation Principals agree to pay a sum of money to the Company in respect of a dispute under the Exploitation Agreement; and

1.2.4              a settlement agreed by the BIA Licence Principal pursuant to which the BIA Licence Principal agrees to pay a sum of money to the Company in respect of a dispute under the BIA Licence;

shall constitute “Payment Obligations” of the R&D Principal under the R&D Agreement and/or the Exploitation Principals under the Exploitation Agreement and/or  the BIA Licence Principal under the BIA Licence.

1.3           For the purpose of Clause 1.2.1 above, “an order made by a court” shall mean an order by a court having competent jurisdiction over the Guarantor which has not been appealed and the time for appeal has expired or from which no appeal can be taken.

2.             Discharge of Payment Obligations

On the occurrence of the non-performance by

(a)           the R&D Principal of the R&D Payment Obligations,

(b)           the Exploitation Principals of the Additional Payment Obligations, or

(c)           the BIA Licence Principal of the BIA Licence Payment Obligations

the Guarantor as primary obligant irrevocably and unconditionally undertakes to meet in full the R&D Payment Obligations due by the R&D Principal to the Company under the terms of the R&D Agreement, and/or the Additional Payment Obligations due by the Exploitation Principals to the Company under the terms of the Exploitation Agreement, and/or the BIA Licence Payment Obligations due  by the BIA Licence Principal to the Company under the terms of the BIA Licence, such payments to be made by the Guarantor on demand, subject to the terms of this Guarantee, by the Company.

3.             Notice of Default

The Guarantor shall not be liable under this Guarantee if, having been called upon to do so by the Company by a notice in writing (in a form substantially in the terms of the notice referred to in the Schedule hereto) (“Notice”), the R&D Principal or where applicable the Exploitation Principals, or where applicable the BIA Licence Principal have within twenty one days of the date of receipt of such Notice, rectified the breach or failure in respect of any R&D Payment Obligations and/or Additional Payment Obligations and/or BIA Licence Payment Obligations specified in the Notice (as appropriate).  A copy of the Notice to the R&D Principal or (where applicable) the Exploitation Principals or (where applicable) the BIA Licence Principal shall be sent to the Guarantor at the same time as it is sent to the R&D Principal or (where applicable) the Exploitation Principals or (where applicable) the BIA Licence Principal.  If the R&D Principal or (where applicable) the Exploitation Principals or (where applicable) the BIA

Licence Principal fail to rectify the breach or failure within twenty one days of the date of receipt of the Notice, the Company will so inform the Guarantor by notice in writing and the Guarantor will, to the extent that appropriate action has not already been taken by the R&D Principal, or (where applicable) the Exploitation Principals or (where applicable) the BIA Licence Principal  take appropriate action hereunder to forthwith rectify the relevant breach or failure.

4.             Continuing Security

This Guarantee shall be a continuing security and accordingly it shall:

4.1           not be discharged by any partial satisfaction (except to the extent of such partial satisfaction) by the R&D Principal of its R&D Payment Obligations and/or the Exploitation Principals of their Additional Payment Obligations and/or the or the BIA Licence Principal of its BIA Licence Payment Obligations ;

4.2           not be discharged or impaired by any time or indulgence (subject to a maximum period of 25 Business Days) granted by the Company to the R&D Principal in respect of the R&D Payment Obligations and/or the Exploitation Principals in respect of their Additional Payment Obligations and/or the BIA Licence Principal in respect of their BIA Licence Payment Obligations;

4.3           not be discharged or impaired by any amendment to the terms of the R&D Agreement and/or the Exploitation Agreement and/or the BIA Licence (save for any amendment which removes the requirement to provide a guarantee on the terms hereunder); and

4.4           extend to cover the unperformed part of the R&D Payment Obligations of the R&D Principal and/or Additional Payment Obligations of the Exploitation Principals and/ or BIA Licence Payment Obligations of the BIA Licence Principal from time to time.

5.             Warranties

The Guarantor warrants that:

5.1           it is duly incorporated and validly existing under the laws of its country of incorporation;

5.2           it has full and unrestricted power and authority to enter into this Guarantee and that all corporate or other action required to authorise the entering into of this Guarantee, or any matter ancillary thereto, has been taken;

5.3           the execution, delivery and performance by the Guarantor of this Guarantee does not:

5.3.1              require any consent or approval of any shareholder of the Guarantor, or any other person, which it has not duly obtained;

5.3.2              violate any provision of any laws in any jurisdiction applicable to the Guarantor;

5.3.3              result in a breach of, or constitute a default under, any security, agreement, or other document or instrument, or any other obligation or undertaking, to which the Guarantor is a party or by which it or any material part of its property or assets may be bound or affected, including without limitation any loan covenant;

5.3.4              result in, or require the creation or imposition of any lien (or similar security or obligation) upon any material part of the property or assets owned or controlled by the Guarantor;

5.4           it is not in default under or in breach of any law or security, agreement, or other document or instrument which default or breach could have a materially adverse effect on its ability to perform its obligations under this Guarantee.

6.             Limitation of Liability

The Guarantor’s liability under this Guarantee shall not exceed (a) that of the R&D Principal under the R&D Agreement or of the Exploitation Principals under the Exploitation Agreement or the BIA Licence Principal under the BIA Licence, determined on the basis that the R&D Agreement, the Exploitation Agreement and BIA Licence are valid, enforceable and have full force and effect., together with (b) any interest payable by the Guarantor pursuant to Clause 8.1 and (c) any costs, charges and expenses payable by the Guarantor pursuant to Clause 8.2.

7.             Winding Up

None of the liabilities or obligations of the Guarantor shall be released or discharged by the winding up, amalgamation, reconstruction or reorganisation of the R&D Principal or the Exploitation Principals or the BIA Licence Principal (or the commencement of any of the foregoing or of any proceedings therefor).

8.             Interest & Expenses

8.1           To the extent that the Guarantor’s obligations of payment hereunder (if any) are not paid when due following demand hereunder, interest at a rate of 3% per annum above the base lending rate of The Governor and Company of the Bank of Scotland shall accrue on a daily basis (in substitution for any rate then applying to the R&D Payment Obligations and/or the Additional Payment Obligations and/or the BIA Licence Payment Obligations so that, for the avoidance of doubt, there shall be no double counting of interest) until payment of such sums is made in full.

8.2           The Guarantor shall pay all costs, charges and expenses reasonably and properly incurred by the Company in the enforcement, preservation of rights under, exercise of rights under or decision as to whether to exercise its rights under, assignation, release or discharge of this Guarantee which costs, charges and expenses shall be payable within 10 Business Days of written demand by the Guarantor.

9.             Assignation

9.1           The Guarantor shall not, without the prior written consent of the Company (such consent not to be unreasonably withheld or delayed), assign or transfer to any entity its rights or obligations under this Guarantee.

9.2           The Company may at any time without the consent of the Guarantor assign or transfer any part of its rights under this Guarantee to any party to whom the Company has assigned its rights under the R&D Agreement and/or the Exploitation Agreement and/ or the BIA Licence.

10.          Notices

10.1         Any notice required to be given or served under or pursuant to this Guarantee shall be sufficiently given or served if delivered by hand or sent by pre-paid recorded delivery letter to the address of the relevant party stated below or to such other address as the relevant party may most recently have directed by written notice to the other parties and, if delivered by hand, shall be deemed to have been received on the date of delivery or, if sent by post, shall be deemed to have been received on the third business day following the posting thereof (and proof that an envelope containing the same was properly addressed, pre-paid and posted as aforesaid shall be conclusive evidence that the notice was given).

10.2	The address of the Company is:

	Address:	Innovation House
17 Luna Place
Dundee Technology Park
Dundee DD2 1TP

	For the attention of:	Director of Intellectual Asset Management

10.3	The address of the Guarantor is:

	Address:	51 Sawyer Road
Suite 200
Waltham
MA 02453-3448
United States of America

	For the attention of:	General Counsel

10.4	The address of Stirling is:

	Address:	249 West George Street
Glasgow G2 4RB

	For the attention of:	Company Secretary

10.5	The address of Swissco is:

	Address:	Bundesplatz 1
6300 Zug
Switzerland

	For the attention of :	General Counsel

11.          General

11.1         If any provision of this Guarantee is held invalid or unenforceable for any reason by any Court of competent jurisdiction, such provision shall be severed and the remainder of the provisions hereof shall continue in full force and effect as if this Guarantee had been executed with the invalid, illegal or unenforceable provision eliminated.

11.2         For the avoidance of any doubt, service of any process or any writ or document in relation to any court proceedings which may be taken hereunder may be served on the Guarantor at c/o DLA Piper Rudnick Gray Cary Scotland LLP, Rutland Square, Edinburgh, EH1 2AA (or such other address in Scotland as notified to the Company hereunder from time to time).  For the avoidance of doubt, such service of such process, writ or document shall at the same time be made to the Guarantor.

12.          Governing Law

This Guarantee shall be governed by and construed in accordance with the law of Scotland, and any dispute which may arise between the parties concerning this Guarantee shall be determined by the exclusive jurisdiction of the Scottish Courts:  IN WITNESS WHEREOF these presents consisting of this and the eight preceding pages together with the Schedule annexed hereto are executed as follows:

They are subscribed for and on behalf of

Inverness Medical Innovations Inc.

at

on	2005

by	, Director		Director

in the presence of the following witness:

Name:
Address:
Witness

They are subscribed for and on behalf of ITI

Scotland Limited by ,

an authorised signatory, at

on		Signatory:

before this witness:		Full Name:

Witness

Full Name

Address

This is the Schedule to the foregoing Parent Company Guarantee between Inverness Medical Innovations Inc. and ITI Scotland Limited

SCHEDULE

Notice

Notice to [the R&D Principal] or [the Exploitation Principals] or [BIA Licence Principal]* to Rectify a Breach/Failure of a [Payment Obligation] [Additional Payment Obligation]  [BIA Licence Payment Obligation]* under the [R&D Agreement] or [Exploitation Agreement] or  [BIA Licence]* served in accordance with the Parent Company Guarantee

Date:

Address of [the R&D Principal ] or [the Exploitation Principals] or [BIA Licence Principal]* for Service of Notice:

TAKE NOTICE that unless within twenty one days of the date of this Notice the breach identified below is rectified, Inverness Medical Innovations Inc. (“Parent Company”) will be required to rectify the breach in accordance with the Guarantee (“Parent Company Guarantee”) which was granted by Inverness Medical Innovations Inc. in favour of ITI Scotland Limited on [• ].  This Notice is being copied to the Parent Company in terms of the Parent Company Guarantee.

Description of Breach in respect of a [Payment Obligation] [Additional Payment Obligation] [BIA Licence Payment Obligation]* which required rectification:

Request to Parent Company to make good the default or non-performance of [Stirling] or [Swissco]* in accordance with the Parent Company Guarantee

To	(Name of Parent Company)

Address (being the registered office of the Parent Company):

Date

* Delete as appropriate

The above Notice was served on [the R&D Principal] or [the Exploitation Principals] or [the BIA Licence Principal]* on the date specified in the Notice.  TAKE NOTICE that if, within twenty one days of the date of the Notice, [the R&D Principal] or [the Exploitation Principals] or the [BIA Licence Principal]* has failed to rectify the breach identified in the Notice under the terms of the Parent Company Guarantee, ITI Scotland Limited requires the Parent Company, without further notice, pursuant to the Parent Company Guarantee, to rectify the breach.

Signed on behalf of the Company

Dated:

Part 8

Part 8A

Legal Opinion regarding SwissCo

The Directors

ITI Scotland Limited

180 St. Vincent Street

Glasgow

G2 5SG

Zurich, February 25th 2005

ML/DK

Inverness Medical Switzerland GmbH / Legal Opinion

Dear Sirs

You have asked for our opinion concerning the legal effect under the laws of Switzerland and the laws of the Canton of Zug (being the Canton in which Inverness Medical Switzerland GmbH has its legal domicile and being the Canton of incorporation of Inverness Medical Switzerland GmbH) of the Research and Development Agreement and of the Exploitation Agreement each of which is among Inverness Medical Switzerland GmbH, Inverness Medical Innovations, Inc, ITI Scotland Limited and Cardiosure Limited as well as the Background Intellectual Assets Licence Agreement between Inverness Medical Switzerland GmbH and ITI Scotland Limited, copies of which are attached to this Opinion (the “Agreements”).

We confirm that we have sufficient knowledge of all relevant aspects of such law and are fully qualified to give this Opinion.

We have examined the Agreements and also all other documents that we consider necessary for the purposes of giving this Opinion and have made such enquiries, as we consider necessary.

We confirm as follows:

1.   Inverness Medical Switzerland GmbH is a corporation duly organised, validly existing and in good standing under the laws of Switzerland and Inverness Medical Switzerland GmbH has appropriate power and authority to own its property and assets and carry on its business as now conducted.

2.   Inverness Medical Switzerland GmbH has appropriate power and authority to grant and comply with its obligations under the Agreements.

3.   The Agreements have been validly executed in accordance with Inverness Medical Switzerland GmbH’s organisational documents and the laws of Switzerland and have been executed by a duly authorized attorney and representative of Inverness Medical Switzerland GmbH, whose execution binds Inverness Medical Switzerland GmbH.

4.   No permit, licence, approval or authorisation of any governmental, judicial or other authority or other third party is required or desirable in connection with the execution, performance, validity or enforceability of the Agreements.

5.   Under the laws of Switzerland and the Canton of Zug the Agreements constitute legal, valid and binding obligations upon Inverness Medical Switzerland GmbH, enforceable against Inverness Medical Switzerland GmbH in accordance with the terms of the Agreements.

6.   Any final judgment which you obtain from a Scottish court against Inverness Medical Switzerland GmbH in relation to the Agreements can be enforced in the Canton of Zug by bringing separate proceedings in the courts of Zug founded on the Scottish judgment and the courts of Zug will recognise, accept and enforce the Scottish judgment without any retrial or examination of the merits of the case.

7.   It is not necessary or advisable in order to ensure the validity, effectiveness, performance and enforceability of the Agreements that the Agreements be filed, registered or recorded in any public office or elsewhere nor that any other instrument relating thereto be executed, filed, registered or recorded.

8.   No stamp, registration, documentary or other tax is or will be payable in Switzerland in respect of the execution, performance or enforcement of the Agreements nor to render the Agreements admissible in evidence, except for the regular court costs and fees.

9.   No other formalities are considered requisite or desirable for the validity and enforceability of the Agreements.

This Opinion is limited to the laws of Switzerland and of the Canton of Zug.

Yours sincerely,

Marco Lanter/Charlotte Good

Part 8

Part 8B

Legal Opinion regarding IMI

February 25, 2005

The Directors

ITI Scotland Limited

180 St Vincent Street

Glasgow

G2 5SG

Re:          Inverness Medical Innovations, Inc. – Parent Company Guarantee

Ladies and Gentlemen:

We have acted as counsel for Inverness Medical Innovations, Inc., a Delaware corporation (the “Guarantor”), in connection with the authorization and execution of the Parent Company Guarantee, dated February      , 2005 (the “Guarantee”), by and between the Guarantor and ITI Scotland Limited.  Capitalized terms used but not defined herein shall have the meanings set forth in the Guarantee, unless the context requires otherwise.

We have examined such documents and made such other investigation as we have deemed appropriate to render the opinions set forth below.  As to matters of fact material to our opinions, we have relied, without independent verification, on certificates and other inquiries of officers of the Guarantor.

Our opinions below are subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and other similar laws of general application affecting the rights and remedies of creditors and to general principles of equity.

The opinions expressed below are limited to the laws of the Commonwealth of Massachusetts, the Delaware General Corporation Law and the federal laws of the United States.  We note that the Guarantee provides that it is to be governed by the law of Scotland.  We are rendering the opinions expressed in paragraph 5 below regarding the validity, binding effect and enforceability of the Guarantee as though it were governed by the internal law of Massachusetts, and subject to the assumption that each of the Payment Obligations are valid, binding and enforceable obligations of Cardiosure and Swissco, as the case may be, and their permitted assigns.

Based upon the foregoing and subject to the additional qualifications set forth below, we are of the opinion that:

1.           The Guarantor is validly existing as a corporation and in good standing under Delaware law.

2.           The Guarantor has the corporate power to conduct its business as presently conducted as described in the Guarantor’s most recent report on Form 10-Q filed with the United States Securities and Exchange Commission, and to execute and deliver the Guarantee and to perform its obligations thereunder.

3.           The Guarantor has duly authorized and executed the Guarantee.  David Scott, Ph.D. has been duly authorized by the Guarantor to execute the Guarantee on its behalf.

4.           No consent, approval, license or exemption by, or order or authorization of, or filing, recording or registration with, any Massachusetts or federal governmental authority is required to be obtained by the Guarantor in connection with the execution and delivery of the Guarantee or the performance by it of its obligations thereunder.

5.           The Guarantor’s obligations set forth in Section 1 of the Guarantee constitute the valid and binding obligations of the Guarantor, enforceable against the Guarantor in accordance with their terms.

This opinion shall be interpreted in accordance with the Legal Opinion Principles issued by the Committee on Legal Opinions of the American Bar Association’s Business Law Section as published in 53 Business Lawyer 831 (May 1998).

This opinion is being furnished only to you for your use solely in connection with the transaction described above and may not be relied on without our prior written consent for any other purpose or by anyone else.

Very truly yours

Goodwin Procter LLP